Exhibit 10.71

FULL HOUSE RESORTS

LOAN AGREEMENT (TF)

BETWEEN

NOTTAWASEPPI HURON BAND OF POTAWATOMI

A FEDERALLY RECOGNIZED TRIBE

AND

GAMING ENTERTAINMENT (MICHIGAN), LLC

Dated: November 3, 2002

LOAN AGREEMENT (TF)

THIS AGREEMENT is made as of the 3rd day of November, 2002, between the Nottawaseppi Huron Band of Potawatomi (a.k.a. Huron Potawatomi, Inc.), a federally recognized Indian tribe (herein the “Borrower”) and Gaming Entertainment (Michigan), LLC, a Delaware limited liability company (herein “Lender).

WITNESSETH

A. The Borrower is a federally recognized Indian tribe and has authority to contract and conclude an agreement to borrow money. The Borrower desires to obtain financing for the purpose of purchasing the Property developing, constructing, equipping, and operating a Temporary Facility for gaming in the Enterprise (TF) as that term is defined in the Temporary Gaming Facility Management Agreement (the “TF Management Agreement”) in order to further the health, welfare and economic status of tribal members.

B. To attain the ends identified in Paragraph A above, the Borrower and the Lender have executed and delivered this Loan Agreement (TF) (the “Loan Agreement (TF)”), the Security Agreement dated as of the date hereof(the “Security Agreement”) and the Promissory Note as of the date hereof (the “Promissory Note”) between the Borrower and Lender. The proceeds of this Loan Agreement (TF) shall be used by Borrower in connection with the Enterprise (TF).

C. Lender is also providing services to Borrower pursuant to the TIF Management Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein, the parties hereto hereby agree as follows:

SECTION 1. Definition of Terms. All capitalized terms not defined in this Loan Agreement (TF) shall have the definition ascribed to them in the TF Management Agreement and the Security Agreement. As used in this Loan Agreement (TF), the following terms will have the meanings indicated:

1.1 Applicable Law. “Applicable Law” shall mean all federal, state, and tribal law applicable to the subject matter, including but not limited to JGRA and all regulations promulgated thereunder, any Tribal Compact to which the Borrower is a party, and any Tribal ordinances or resolutions made applicable hereunder.

1.2 Collateral. “Collateral” shall have the meaning as defined in the TF Management Agreement and the Security Agreement.

1.3 Construction Contract. “Construction Contract” shall mean the contracts and subcontracts, including all modifications, thereof for the design, labor, materials, and other goods and services necessary to construct and complete the Improvements and the Temporary Facility.

1.4 Development and Construction Budget. “Development and Construction Budget” shall mean. the budget approved by the Borrower and Lender that includes all Development and Construction Costs.

1.5 Development and Construction Costs. “Development and Construction Costs” shall mean the sum of all costs incurred in developing, designing and constructing the Temporary Facility and other Improvements, including, without limitation, any costs related to acquisition of the Property, obtaining any Government Agency approvals, architect and engineering services, and other professional services.

1.6 General Contract. “General Contract” shall mean the agreement between Lender, on behalf of the Borrower as the owner, with the General Contractor or Construction Manager for the construction of the Project.

1.7 General Contractor or Construction Manager. “General Contractor or Construction Manager” shall mean the Contractor or Contractors selected by the Lender and approved by the Borrower to construct the Temporary Facility and any addition or improvements thereto in accordance with the Plans and Specifications.

1.8 Government Agency. “Government Agency” shall mean any agency of the federal, state, local or Tribal governments, including without limitation the BIA, MOC, Tribal Gaming Commission and any state or local agencies.

1.9 Improvements. “Improvements” shall mean the improvements constructed and to be constructed (including but not limited to the Temporary Facility) or installed on the Property and on adjacent areas for the benefit of the Property, including without limitation, the Facility access ways and roadways, parking areas, drainage improvements, utility lines, and landscaping, all of which will be constructed in accordance with the Plans and Specifications approved by the Borrower.

1.10 Major Subcontracts. “Major Subcontracts” shall mean the contracts entered into between the General Contractor or the Construction Manager and the Major Subcontractors.

1.11 Major Subcontractors. “Major Subcontractors” shall mean the subcontractors who will perform the following work with respect to the Project: structural, mechanical (plumbing, heating, ventilating and air conditioning), electrical, glass and glazing, carpentry, on and off-site utility work, grading, asphalt paving, concrete and masonry.

1.12 Project. “Project” shall mean the Property, the Improvements and the Enterprise (TF).

1.13 Project Costs. “Project Cost” shall mean all costs necessary to develop and open the Project, including Development and Construction Costs, furniture, fixtures and equipment ( Working Capital (TF), start-up and pre-opening costs (TF), and the Tribal Operations Loan.

1.14 Promissory Note. “Promissory Note” shall mean the Promissory Note in the principal amount of $25 million in the form annexed as Exhibit A hereto, evidencing Borrower’s obligation to repay the Loan (TF).

SECTION 2. TERMS OF LENDING.

Subject to the terms and conditions herein, Lender agrees to lend to Borrower, and Borrower agrees to borrow from Lender twenty-five million dollars ($25,000,000) to be repaid under the terms and conditions herein- Borrower pledges its full cooperation with Lender in meeting all of its obligations under the TF Management Agreement. The Loan (TF) will be made by Lender by a series of advances to be released in accordance with Section 6 below. Lender agrees that in the event that additional funds are required to complete the Project above the amount specified herein, Lender shall advance such additional funds in a timely manner not to exceed a total principal Loan amount of thirty million dollars ($30,000,000).

2.1 The proceeds of each advance shall be used to meet Project Costs.

SECTION 3. REPAYMENT

3.1 Repayment. The repayment of outstanding principal with all accrued and unpaid interest, with interest treated as an Operating Expense of the Enterprise (TF) in accordance with Section 2.39 of the TF Management Agreement, shall be repaid to Lender as set forth in Section 6 of the TF Management Agreement and secured as set forth in the Security Agreement. Notwithstanding the foregoing, failure to make such payment due to insufficient Net Revenues shall not constitute an Event of Default.

3.2 Interest. The Loan will be repayable on the terms set forth herein and will bear interest on the unpaid principal balance beginning on and accrued from the Commencement Date (TF), at the rate of the cost of funds to Lender from a Financial Institution which shall be based on prevailing interest rates not to exceed the prime interest rate as published by the Wall Street Journal (which defines the prime rate as “the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks”) (hereafter “the Prime Interest Rate”), plus five percent (5%) (the “Interest Rate”), as of the Commencement Date, with the cost of funds certified annually by an independent CPA. Notwithstanding the foregoing, interest on the unpaid balance of the Tribal Operations Loan shall accrue from the Effective Date (TE).

3.3 Late Payment. Any Loan (TF) repayment not paid when due, whether at the date scheduled therefore or earlier upon acceleration, shall bear interest until paid in full at one percent (1%) over the Prime Interest Rate as published in the Wall Street Journal, adjusted monthly, with the monthly rate established according to the rate published on the third Tuesday of the calendar month preceding the date on which the amount owed was due and payable.

3.4 Optional Prepayments. The Borrower may prepay the Loan (TE) in whole or in part, at any time, without premium or penalty. Any such prepayment must be accompanied by accrued and unpaid interest on the amount prepaid.

3.5 Computation. Interest on any advance shall be computed on the basis of actual days elapsed and a year of 365 days.

3.6 Payments. Payments and prepayments of principal and interest on the Promissory Note and all fees, expenses and other obligations under this Loan Agreement (TF) payable to the Lender shall be made without setoff or counterclaim in U.S. dollars on the dates called for under this Loan Agreement (TF) and the Promissory Note to the Lender at do Full House Resorts, Inc., 4670 South Fort Apache Road, Suite 190, Las Vegas, Nevada 89147. Whenever any payment to be made hereunder or on the Promissory Note shall be due on a day in which banks in Michigan are not required to be open for business, such payment shall be made on the next succeeding business day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment.

SECTION 4. SECURITY INTEREST

Payment of the Loan (TF) will be secured by the Security Agreement covering the Collateral, The Lender’s security interest shall be perfected by filing of a financing statement to be executed by the Borrower pursuant to the Uniform Commercial Code as enacted by the State of Michigan and as same may be amended from time to time. Lender’s only security shall be in the Collateral and not any property of the Borrower or a member of the Borrower.

SECTION 5. CONDITIONS OF LENDING

The obligation of Lender to perform this Loan Agreement (TE) and to make the initial or any subsequent advance of the Loan (TE), is subject to the performance by Borrower of the following conditions during the Term:

5.1 Documents. The Lender shall have received the following:

(a) The Loan Documents (TF) and the TF Management Agreement executed by a duly authorized officer (or officers) of the Borrower in accordance with all Tribal laws.

A copy of the Tribal resolution or such other document(s) of the Borrower authorizing the undersigned Tribal signatory or signatories to lawfully bind the Borrower to the Loan Documents (TF) and TE Management Agreement.

An opinion letter from Borrower’s counsel which opines favorably on the validity and enforceability of the Loan Documents (TF) and the TF Management Agreement with respect to the Borrower and the Borrower’s waiver of sovereign immunity.

5.2 Compliance. Borrower shall have cooperated with Lender with respect to satisfying any conditions for the disbursement of such funds.

5.3 Approval of Project Plans and Specifications. Approval of Project Plans and Specifications. The Borrower shall have approved the Plans and Specifications and any revisions thereto prior to commencement of any work pursuant thereto, for which funds are being advanced and agree that the Plans and Specifications are consistent with the Development and Construction Budget. If the final Plans and Specifications for all Improvements are not available prior to making any advances of the Loan, Lender agrees to make advances for construction and installation of those Improvements for which the Plans and Specifications have received approval.

5.4 Security Documents. All Security Agreements (or Financing Statements with respect thereto) shall have been appropriately filed or recorded by the Lender and the priority and perfection if any of the Liens created by the Security Agreement shall have been established to the satisfaction of the Lender and its counsel.

5.5 No Default. Lender shall have received a certificate from an authorized Tribal official stating that no Event of Default (or event which, with the giving of notice or passage of time or both, would constitute an Event of Default) exists under the TF Management Agreement, this Loan Agreement (TF), the Loan Documents (TF), or any other agreement relating to the Project and that each of the representations and warranties contained herein or therein is true as of the date of such advance. Lender acknowledges the existence of litigation challenging the validity of the Tribe’s compact with the State of Michigan (Taxpayers of Michigan Against Casinos v. Michigan et al. (C.A, No. 5:99-90195-CZ) (Ingham Co. Circuit Court, General Trial Division) on appeal to the Michigan Court of Appeals, Docket No. 225017, 225066; and Laura Baird v. Babbitt, C.A. No. 5:99- CV-14 (United States District Court, Western District, Michigan)) and any certificate or other representation provided Lender by the Borrower is hereby conditioned upon the existence of such litigation.

SECTION 6. ADVANCES

The Loan proceeds shall be advanced by Lender, for the benefit of Borrower, in accordance with the terms and conditions set forth in this Section 6 and Sections 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.1.6, 3.11, 3.8, 6.3 and 6.13 of the TF Management Agreement.

6.1 Property Purchase. The Lender shall provide the necessary funds for the option and final purchase price of the Property. The advance for the final purchase price shall be disbursed by Lender to the seller immediately prior to the date when all encumbrances must be removed from the Property as a precondition to the Secretary of the Interior accepting such land in trust for the Borrower’s benefit; provided, however, that Lender and Borrower have also received assurances from the NIGC that the TF Management Agreement will be approved by the Chairman of the NIGC.

6.2 Other Development and Construction Costs. The Advance for all other Development and Construction Costs as set forth in the General Contract shall be disbursed by Lender on behalf of the Enterprise (TF) upon presentation of documentation verify the purposes therefor in accordance with the Development and Construction Budget.

6.3 Equipment Costs. Equipment Costs shall be disbursed by the Lender on behalf of the Enterprise (TE) upon presentation of a contract to purchase or lease Furniture and Equipment (TF).

6.4 Working Capital. Working Capital costs shall be disbursed by Lender on behalf of the Enterprise (IF) upon presentation of a Working Capital budget approved by the Borrower and Lender.

6.5 Start-up. Start-up and pre-opening costs shall be disbursed by the Lender on behalf of the Enterprise (TF) six (6) months prior to the Commencement Date (IF) of the Temporary Facility.

6.6 Tribal Operations Loan. The Tribal Operations Loan shall be disbursed pursuant to Section 6.13 of the TF Management Agreement.

6.7 Construction Administration. The Borrower hereby designates Lender as its agent, and Lender shall be responsible for the Construction Contract and all related contracts and subcontracts for the development and construction of the Temporary Facility (collectively, the “Contract Documents”). Lender shall act as the Borrower’s designated representative and shall have full power and authority to act on behalf of the Borrower in connection with the Contract Documents. Lender shall execute all Contract Documents on behalf of the Borrower and shall have complete control and charge of any persons performing work on site at the Temporary Facility. Lender shall interpret and decide on matters concerning the performance of the General Contractor or Construction Manager, any other contractor or subcontractor and/or consultant and the requirements of the Contract Documents. Lender shall have the authority to reject work that does not conform to the Contract Documents or the Plans and Specifications. Lender shall inspect the Project prior to the disbursement of each advance and shall (i) approve the progress and the workmanship of the construction; (ii) verify compliance with the Plans and Specifications; (iii) verify the percentage of the completion as set forth in such requests for advances; and (iv) satisfy itself that all work for which such advance is requested has been performed and all materials far which such advance is requested are in place, or as to stored materials, are owned by the Borrower and suitably safeguarded. Such inspection will be performed in a timely manner and not unreasonably delay the disbursement of any advance. Neither Lender, Lender’s inspector nor Lender’s agents or employees shall be liable, either directly or indirectly, for any loss, claim or damage which may arise as a result of defective design or construction of the Temporary Facility or the other Improvements, other than a loss, claim or damage attributable to Lender’s negligence. It is expressly understood and agreed that the Lender and the Lender’s inspector may conduct such investigations of the Improvements as either may deem necessary for the protection of the Lender’s interest and that any inspections which may be made of the Project by the Lender or the Lender’s inspector will be mad; and all opinions rendered by the Lender’s inspector will be rendered solely for the benefit and protection of the Lender. Lender shall be responsible for making progress payments for work performed by the General Contractor or Construction Manager or any other contractors, subcontractors or consultants from the Loan proceeds. Nothing herein is intended to amend or modify Lender’s rights, responsibilities or duties under the TF Management Agreement, except as provided in Section 12 of this Loan Agreement.

SECTION 7. REPRESENTATION AND WARRANTIES.

Borrower represents and warrants as follows:

7.1 Organization Standing, etc. Borrower is recognized as eligible by the Secretary of the Interior for special programs provided by the United States to Indian tribes because of their status and is recognized as possessing powers of self including: full power and authority to own its property and assets, to conduct its business at the Project on the Property in the manner and in the places presently proposed, and to perform the obligations with respect to the Loan Documents (TF).

7.2 Authorization and Validity. The Borrower has taken all action required by the Borrower’s Constitution and Bylaws, the laws of the United States and all other applicable laws to authorize the execution, delivery and performance of the Loan Documents (TF) and the TF Management Agreement respectively.

7.3 No Conflict, No Default. The execution, delivery arid performance by the Borrower of the Loan Documents (IF) will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower, (b) violate or contravene any provision of the laws of the Borrower, or (c) result in a breach of or constitute a default under any indent loan or loan agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien thereunder. The Borrower is not in default under or in violation of any law, statute, rule or regulation, order, writ, judgment, injunction decree determination or award or any such indenture, loan or loan agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower. Lender acknowledges the existence of litigation challenging the validity of the Tribe’s compact with the State of Michigan (Taxpayers of Michigan Against Casinos v. Michigan et al. (CA. No.99-90195- CZ) (Ingham Co. Circuit Court, General Trial Division) on appeal to the Michigan Court of Appeals, Docket No. 225017, 225066; and Laura Baird v. Babbitt, CA. No. 5:99-CV-14 (United States District Court, Western District, Michigan)) and any certificate or other representation provided Lender by the Borrower is hereby conditioned upon the existence of such litigation.

7.4 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Borrower, would have a material adverse effect on the Enterprise (TF), operations, property or conditions (financial or otherwise) of the Borrower or the ability of the Borrower to perform its obligations under the Loan Documents (TF), with the exception, which Lender acknowledges, of litigation noted herein challenging the validity of the Tribe’s compact with the State of Michigan.

7.5 Environmental, Health and Safety Laws. There does not exist any violation by the Borrower of any applicable federal or other law, rule or regulation or code of any government, government department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which will or threatens to impose a material liability on the Borrower or which would require a material expenditure by the Borrower to cure. The Borrower has not received any notice to the effect that part of its operations or properties is not in material compliance with arty such law, rule, regulation or order, or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a material adverse effect on the business operations, properties, assets or condition (financial or otherwise) of the Borrower.

SECTION 8. AFFIRMATIVE COVENANTS

Until any obligations of Borrower hereunder shall have expired or been terminated and the Promissory Note and all other obligations have been paid in full, unless the Lender shall otherwise consent in writing:

8.1 Additional Instruments. Borrower will execute such additional instruments as may be reasonably requested by Lender in order to carry out the intent of this Loan Agreement (TF) or to perfect or give further assurance of any of the tights granted or provided for under the Loan Documents (TF).

8.2 Notice of Litigation. The Borrower will give prompt written notice to the Lender of the commencement of any action, suit or proceeding before any court or arbitrator or any governmental department, board, agency or other instrumentality regarding the Enterprise, or which would have a material adverse effect on the Enterprise or ext the ability of the Borrower to perform its obligations under this Agreement, stating the nature and status of such action, suit or proceeding.

8.3 Compliance. The Borrower will comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, including the Tribal-State Compact; provided, however that failure to so comply shall not be a breach of this covenant if such failure does not have, or is not reasonably expected by the Borrower to have a materially adverse effect on the properties, business, prospects or conditions (financial or otherwise) of the Borrower and the Borrower is acting in good faith and with reasonable dispatch to cure such noncompliance.

8.4 Environmental Reporting. The parties will observe and comply with all applicable laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent noncompliance could result in a material liability or otherwise have a material adverse effect on the Enterprise (TF). The Borrower will give the Lender and Lender will give Borrower prompt written notice of any violation as to any environmental matter and the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters in which an adverse determination or result could result in the revocation of or have a material adverse effect on any operating permits, air emissions water discharge permits, hazardous waste permits or other permits held by the Borrower or Lender which are material to the Enterprise (TF).

8.5 Title. The Tribe shall defend and maintain title to the Collateral.

8.6 TF Management Agreement. The Borrower shall be in compliance with all terms of the TE Management Agreement.

SECTION 9. NEGATIVE COVENANTS

Unless the Lender shall otherwise consent in writing, until any obligation of the Lender hereunder to make advances shall have expired or been terminated and the Promissory Note and all of the other obligations have been paid in full:

9.1 Liens. Borrower will not create, assume or suffer to exist any mortgage, pledge, security interest, encumbrance or other lien (including the lien of an attachment, judgment or execution) securing a charge or obligation affecting any or all of the Project or the Collateral, excluding only: (1) liens for governmental charges which are not delinquent or the validity of which is being contested in good faith by appropriate proceedings; (ii) deposits made to secure statutory and other obligations incurred in the ordinary course of Borrower’s business; (iii) any lien which has been previously approved by Lender in writing, and (iv) the lien contemplated by the Loan Documents (TF).

9.2 Sale of Enterprise. Without the prior written consent of the Lender, the Borrower shall not sell, lease, transfer or otherwise dispose of all or any part of the assets relating to the Project; provided, however, that the Borrower may sell or otherwise dispose of any asset in the ordinary course of business, or which the parties deem, in the exercise of reasonable business judgment, not to be necessary to the operation of the Project.

SECTION 10. DEFAULT

10.1 Event of Default. The following shall comprise the Events of Default hereunder:

10.1.1. Any uncured material breach of the Management Agreement or Loan Documents (TF) by the Borrower.

10.1.2. Borrower knowingly and intentionally makes or forwards any representation, warranty, statement, certificate, schedule or report to Lender that is false or erroneous in any material respect.

10.1.3. Entry by any court of a final judgment against Borrower which materially and adversely affects or will affect, Borrower’s ability to perform its covenants and agreements under the Loan Documents (TF) or impairs any security for the Loan (TF); or any attachments of any of the Collateral which is not discharged to the satisfaction of Lender.

10.1.4. The Borrower abandons gaming or fails to engage in gaining to the fullest extent allowed by law in the Temporary Facility during the term of the TF Management Agreement.

10.1.5. The existence, for a period of sixty (60) days or more, of any lien, on the Temporary Facility or the Collateral or any portion thereof without receipt of a release or discharge satisfactory to Lender.

SECTION 11. REMEDIES AND OPPORTUNITY TO CURE

11.1 Notice and Opportunity to Cure. Upon an Event of Default, Lender may terminate this Loan Agreement (TF) as aforesaid after written notice to the Borrower, except (i) of the Borrower cures the same within ten (10) days after receipt of written notice to it by Lender of such default, when the default is the failure to pay or cause the Enterprise to pay any amounts due under this Loan Agreement (TF) (“Monetary Default”), or (ii) if Borrower cures any other default within thirty (30) days after receipt of written notice to it by Lender of such default when the default is other than a Monetary Default (“Non-Monetary Default”), provided that in the event of a Non-Monetary Default that by its nature cannot be cured within thirty (30) days, such cure period shall be extended for so long as the Borrower proceeds diligently, in good faith, and using best efforts, to correct the problem. Notwithstanding the above, Borrower agrees to make decisions relating to the Project which are required of Borrower under the TF Management Agreement or Loan Documents (TF), in a timely and businesslike manner.

11.2 Acceleration of Loan, Resort to Security, Relief from Requirement to Advance Additional Funds for Uncured Event of Default. Lender may immediately accelerate the Loan (TF) and/or resort to the Collateral to collect all or any portion of the debt upon the happening of an uncured Event of Default, subject to the provisions of Section 11.1 (ii) herein relating to a Non Monetary Default which, by its nature, cannot be cured within thirty (30) days, and may exercise any and all remedies provided for under the Security Agreement with respect to the Collateral.

SECTION 12. LENDER’S DEFAULT

The failure of the Lender to make any timely advance as provided for in this Loan Agreement (TF) and other Loan Documents (TF) shall constitute an Event of Default on the Lender’s part. In the event of such a default, all rights of the Lender under the TF Management Agreement shall be terminated, unless the Lender cures such default within ten (10) business days.

SECTION 13. DISCHARGE OF LOAN AND TERMINATION OF LOAN AGREEMENT

The Loan may be discharged in whole or in part, and the Loan Agreement (TF) Terminated, as follows:

13.1 Payment in Full. Payment of the Loan (TF) in full in accordance with the Loan Documents (TF).

13.2 Non-Recourse Loan. The Loan (IF) represented by these Loan Documents (TF) is non-recourse except as to the Collateral. Borrower and Lender agree that upon Lender exhausting the Collateral, Lender shall have no additional right to payment or to any deficiency from Borrower.

SECTION 14. MISCELLANEOUS

The parties further agree:

14.1 Survival of Agreement. All representations and warranties made herein shall survive the making of the Loan (TF) hereunder and the delivery of the Loan Documents (TF).

14.2 No Third Party Beneficiaries. Nothing in this Loan Agreement (TF), express or implied is intended to confer upon any person, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Loan Agreement (TF).

14.3 Approvals. When approval by any party is required hereunder, such approval will not be unreasonably withheld.

14.4 Notices. Any notice required to be given pursuant to this Loan Agreement (TF) shall be delivered to the appropriate party by certified mail return receipt requested, addressed as follows:

if to the Tribe:	Nottawaseppi Huron Band of Potawatomi Tribal Council 2221 1 1/2 Mile Road Fulton, Michigan 49052 Attn: Tribal Chairperson

If to Manager:	Gaming Entertainment (Michigan), LLC c/o Full House Resorts, Inc. 4670 South Fort Apache Road Suite 190 Las Vegas, 89147

14.5 Captions. The descriptive headings of the Sections of this Loan Agreement ( are for convenience only and not to be used in the construction of the contents of this Loan Agreement (TF).

14.6 Counterparts. This Loan Agreement (TF) may be executed in multiple counterparts, each of which will be an original instrument, but all of which will constitute one agreement.

14.7 “Hereunder”. As used in this Loan Agreement (TF) the words “hereunder or “herein” shall be deemed to refer to this Loan Agreement (TF) as a whole.

14.8 Inconsistency. In the event of inconsistency between this Loan Agreement (TF) and the TF Management Agreement, the TF Management Agreement shall prevail. In the event of inconsistency between this Loan Agreement (TF) and any other Loan Document (TF), this Loan Agreement (TF) shall prevail.

14.9 Relationship of Parties. It is understood and agreed between Lender and Borrower that their relationship at all times shall remain that of Lender and Borrower and that nothing in this Loan Agreement (TF) shall be deemed, held or construed as the creation of a partnership or joint venture as between Lender and Borrower in the conduct of the Enterprise (TF).

14.10 Successors and Assigns Disposition of Loans Transferees. This Loan Agreement (TF) shall be binding on Borrower and Lender and their respective successors and assigns and will inure to the benefit of Borrower and Lender and their respective successors and assigns. Notwithstanding the foregoing, neither Borrower nor Lender may assign its rights or obligations under this Loan Agreement (TF), except as provided in the TF Management Agreement, and any attempted assignment which does not comply with the Management Agreement is null and void. In exercising any rights hereunder or taking any action provided for herein, Lender may act through its employees, agents or independent contractors as authorized by Lender.

14.11 Sovereign Immunity

The Tribe waives its sovereign immunity only to the extent of allowing arbitration and judicial review to enforce arbitration or an arbitration decision arising under the Loan Documents (TF) as such arbitration procedures are set forth in Section 17 of the TF Management Agreement. This Agreement does not constitute and shall not be construed as a waiver of sovereign immunity by the Tribe except to permit arbitration and judicial review and enforcement under the procedures set forth in Section 17 of the TF Management Agreement. A copy of the TF Management Agreement is hereby incorporated by reference as if set forth in full and is attached as Exhibit B hereto.

14.12 Waivers in Writing. The waiver of any provisions of this Loan Agreement (TF) or any other Loan Documents (TF), or consent to any departure by the Borrower therefrom, shall in no event be effective unless the same shall be in writing and signed by an authorized representative of GEM. Any such waiver shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrower in any case shall entitled them to any further notice or demand in the same circumstances.

14.13 Governing Law. The Loan Documents shall be construed under the laws of Delaware.

14.14 Severability. In the event any provision of this Loan Agreement (TF) or any other Loan Documents (TF) shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof or thereof.

14.15 Consents. No authorization, consent, approval, license, exemption by or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for the valid execution, delivery or performance by the Borrower under the Loan Documents (TF), except for the approval of the NIGC and the BIA to the extent, if any, required by 25 U § 81 or 25 U.S.C. § 2701.

14.16 Entire Agreement. This Loan Agreement (TF), together with the TF Management Agreement, the Security Agreement and the Promissory Note, constitute the entire understanding of the parties hereto with respect to the Temporary Facility and supersede all prior agreements and understandings, written or oral, between the parties.

EXECUTED AND DELIVERED the day and the year first above written.

NOTTAWASEPPI HURON BAND OF POTAWATOMI (a.k.a. Huron Potawatomi, Inc.) A Federally Recognized Indian Tribe,

By:	/s/ Gilbert Holliday
Gilbert Holliday
Acting Tribal Chairman

GAMING ENTERTAINMENT (MICHIGAN) LLC A Delaware Limited Liability Company,

By:	/s/ William McComas
William P. McComas
President, Managing Member